UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 4, 2018

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2018, Paratek Pharmaceuticals, Inc. (the “Company”) adopted the Revenue Performance Incentive Plan (the “Plan”) to grant performance-based cash incentive awards to key employees and consultants of the Company.  The Plan provides for an incentive pool of up to $50 million, plus accrued interest during the period between the awards’ vesting date and payment dates.  Each participant will be allocated a percentage of the incentive pool.

The incentive pool will be divided into two equal tranches with the first tranche vesting upon the Company’s achievement of cumulative product revenues over $300 million by December 31, 2025 (“Tranche 1”) and the second tranche vesting upon the Company’s achievement of cumulative product revenues over $600 million by December 31, 2026 (“Tranche 2”).  Participants will vest annually in each tranche of their awards in four equal installments on December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, subject to their continued employment with the Company through the applicable vesting date.  If a participant’s employment terminates prior to December 31, 2022 due to death or disability, the participant will automatically vest in an additional 25% of each tranche of his or her award.  Upon the achievement of a Tranche 1 or Tranche 2 milestone (but not a deemed achievement in connection with a change of control), each participant who has remained in continuous employment with the Company through December 31, 2022 will be 100% vested in the applicable tranche. In the event of a change of control of the Company prior to December 31, 2026, participants whose employment has terminated prior to such date will be eligible for payouts under the Plan based on the then-vested portion of their awards, and participants who have remained employed through the change of control will be deemed to have time vested in full in each tranche of their awards.

Upon the achievement of a Tranche 1 or Tranche 2 milestone (but not a deemed achievement in connection with a change of control), each participant’s payout in respect of the applicable tranche of his or her award will equal (a) the participant’s then-vested percentage, multiplied by (b) $25 million, multiplied by (c) the participant’s individual percentage allocation of the incentive pool.

If a change of control occurs prior to December 31, 2026, and the Tranche 1 milestone was not achieved prior to the change of control, the Tranche 1 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 50% and (2) the cumulative product revenues as of the change of control, divided by $300 million.  If a change of control occurs prior to December 31, 2026, and the Tranche 2 milestone was not achieved prior to the change of control, the Tranche 2 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 30% and (2) the cumulative product revenues as of the change of control, divided by $600 million.  A participant’s payout in respect of each tranche of his or her award in a change of control will equal (1) the participant’s then-vested percentage of such tranche, multiplied by (2) the percentage of that tranche’s milestone that has been achieved or is deemed to have been achieved, multiplied by (3) $25 million, multiplied by (4) the participant’s individual percentage allocation of the incentive pool.

Amounts that become payable upon achievement of the Tranche 1 milestone will be paid in a lump-sum in the first quarter of 2026, and amounts that become payable upon achievement of the Tranche 2 milestone will be paid in a lump-sum in the first quarter of 2027.  In the event of a change of control, any portion of the incentive pool that is earned, but unpaid, or deemed earned in connection with the change of control will be paid at the time of the change of control.

If a change of control occurs prior to the achievement of either or both of the Tranche 1 and Tranche 2 milestones, the awards will remain outstanding and the remaining unpaid portion of the incentive pool applicable to the Tranche 1 or Tranche 2 milestone, as applicable, will be paid following the achievement of either such milestone at the time or times the bonuses would otherwise be paid out.  Any successor in interest to the Company upon or following a change of control will be required to assume all obligations under the Plan.

Awards may be paid out in cash or in a combination of cash and registered securities of equal value (based on the Company’s 20-day trailing average closing price), with the portion paid in registered securities not to exceed 50% of the aggregate payment amount with respect to each tranche; provided, however, that any amounts payable with respect to an award in connection with a change in control will be paid in cash.

The foregoing is a description of the material terms of the Plan and is qualified by reference to the full text of the Plan and form of award under the Plan filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 4, 2018, the Company issued a press release announcing the acceptance of its submission to the European

Medicines Agency of the Marketing Authorization Application for omadacycline for the treatment of community-acquired bacterial pneumonia and acute skin and skin structure infections.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Revenue Performance Incentive Plan
10.2	Form of Award Agreement under the Revenue Performance Incentive Plan
99.1	Paratek Pharmaceuticals, Inc. Press Release dated October 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2018	PARATEK PHARMACEUTICALS, INC.

	By:	/s/ William M. Haskel

Name: William M. Haskel
Title: Senior Vice President, General Counsel and Corporate Secretary